Exhibit 10.11




                HealthLink Services Wholesale Marketing Agreement


     This agreement is made as of the 3rd day of January, 2000 by and between HealthLink International, Inc., a Nevada corporation, 929 Eastwind Dr. Suite 225 Westerville, OH 43081 (hereinafter "HLI") and Purchase Plus Buyers Group, Inc., a Ohio corporation, 975 Eastwind Dr., Suite 190 Westerville, OH 43081 (hereinafter "PPBG")

     WHEREAS, HLI markets certain discount health-related and other services at wholesale for resale to consumers who may access services utilizing a membership card; and

     WHEREAS, PPBG markets discount services on a membership basis through a nationwide organization of independent marketing associates utilizing a network marketing program; and

     WHEREAS, by agreement dated as of July 1, 1999, the parties contracted for PPBG to offer certain HLI services through it's independent marketing associates; and

     WHEREAS, the parties now desire to revise and restate the referenced agreement, effective from the day and year first written above.

     Therefore in consideration for the foregoing and for other mutual consideration set forth herein, the parties now agree as follows:


                                    AGREEMENT

1. HLI Duties:
--------------

     A. Services: FILl will make the following discounted services available for marketing and resale to and by authorized independent associates of PPBG:

                               o   Pharmacy (Retail and Mail Order)
                               o   Dental
                               o   Vision
                               o   Hearing
                               o   Chiropractic
                               o   24-Hour Nurse Line
                               o   Medical I.D. Card
                               o   Prepaid Legal Club

     B.Service Period: Discounted services will be provided by HLI on a periodic fee per member basis utilizing a 13-month service period.



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                HealthLink Services Wholesale Marketing Agreement




          C. Network Marketing Exclusive: HLI warrants that during the term of this Agreement, it's services will not be made available for marketing resale through any network marketing company or organization other than PPBG.


     2. PPBG Duties:
        ------------

          A. Fee For Services: PPBG will pay to I-ILl a $40 fee for each of its customers and independent marketing associates who purchase HLI services. The fee will be renewable on a 13-month periodic basis for each customer or independent associate who renews such services.

          B. Customer Information: PPBG will provide its customers and associates who purchase HLI services with a member card and information booklet outlining and describing the services and benefits.

          C. Advance Payment: In consideration for the exclusive nature of the marketing rights of this Agreement PPBG will make payment to HLI in the amount of $400,000.00, representing an advance on fees payable for the first 10,000 customers and associates who purchase or renew HLI services during the term of this Agreement.

          D. Minimum Guarantee: In further consideration for the exclusive nature of the rights granted herein, PPBG guarantees that by or before December 31, 2000, it will pay to HLI hereunder fees representing a minimum aggregate total count of 100,000 purchases and or renewals of HLI services by PPBG customers or independent marketing associates.


     3. Term and Termination:
        --------------------

          A. Term: The term of this Agreement shall be for a period of two (2) years commencing on the date first set forth above and ending on December 31,2001. Thereafter, this Agreement shall be automatically renewed for successive terms of one year each unless and until terminated by either party in accordance with section 3.B. below.

          B. Termination: After the first year of the initial term hereof, this Agreement may be terminated by either party without cause upon giving the other party not less than 90 days written notice of its election to terminate.



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                HealthLink Services Wholesale Marketing Agreement


     4. Confidentiality:
        ---------------

          The parties acknowledge that in carrying out their mutual obligations hereunder, they will receive and have access to confidential and proprietary business information and know-how of one another. Such information may include, but is not limited to marketing methods, techniques, technology, and lists of names, addresses or other identifying data regarding customers or independent marketing associates, their purchasing or sales performance or their commission income. The parties agree to keep and maintain such information on a confidential and proprietary basis and to make no disclosure of any such information or the terms of this Agreement except as required by binding legal process or by prior agreement of the parties. The provisions of this section 4 shall survive termination of this Agreement by either party.

     5. Independent Contractor Status:
        -----------------------------

          The parties acknowledge and agree that providers performing the health-related services and other services accessible through HLI membership are independent contractors for purposes of this Agreement and for purposes of providing services to such members including customers and independent associates of PPBG. Moreover, HLI and PPBG recognize that they are separate and independent entities. As such they agree to perform their duties hereunder as independent contractors. Nothing in this Agreement shall be deemed to, nor shall it create, the relationship of principal and agent, master and servant, partners or joint ventures between FILl and PPBG.

     6. Miscellaneous Provisions:
        ------------------------

          A. Amendment: This Agreement cannot be amended except by a written instrument executed by authorized officers of both parties.

          B. Assignment: The rights and obligations of either party under this Agreement may be assigned only upon written agreement of the other.

          C. Entire Agreement: This agreement and any attachments hereto represents the entire agreement of the parties and supercedes any and all previous agreements, oral or written, between the parties covering the subject matter hereof.

          D. Governing Law: This Agreement, having been entered into in the state of Ohio, shall be governed by and construed according to the laws of the state of Ohio.


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                HealthLink Services Wholesale Marketing Agreement

          E. Indemnification: Each party hereto shall indemnify, hold harmless, and defend the other and its officers, directors, shareholders, employees, agents, licenses and assigns from any and all claims, actions, suits, costs, liabilities, judgments, losses, penalties, expenses, or damages of any kind and nature whatsoever imposed on or incurred by any indimnitee arising out of any breach or alleged breach of any representation, warranty or obligation made by such party pursuant to this Agreement. Such indemnification shall include payment of reasonable attorney fees necessary for defense of any such claim.


In witness WHEREOF, the undersigned parties have duly executed this Agreement this 26 Day of January, 2000.




HealthLink International, Inc.        Purchase Plus Buyers Group, Inc.


By  /s/ Nicholas G. Venetis           By  /s/  Don Pedersen
    ----------------------------          -----------------------------------
    Nicholas g. Venetis               Name  /s/
    President/CEO                           ---------------------------------

                                      Title CFO
                                            ---------------------------------